As filed with the Securities and Exchange Commission on December 24, 1996

                                    Registration No. 333-12249



                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM N-14




REGISTRATION STATEMENT UNDER THE SECURITIES
     ACT OF 1933                                    / X /



        PRE-EFFECTIVE AMENDMENT NO.                  /   /



        POST-EFFECTIVE AMENDMENT NO. 1               / X /




                    OPPENHEIMER VARIABLE ACCOUNT FUNDS
            (Exact Name of Registrant as Specified in Charter)


           3410 South Galena Street, Denver, Colorado 80231-5099
                 (Address of Principal Executive Offices)


                               212-323-0200
                      (Registrant's Telephone Number)


                          Andrew J. Donohue, Esq.
                Executive Vice President & General Counsel
                          OppenheimerFunds, Inc.
           Two World Trade Center, New York, New York 10048-0203
                              (212) 323-0256
                  (Name and Address of Agent for Service)


No filing fee is due because the Registrant has previously registered an indefinite number of shares under Rule 24f-2; a Rule 24f-2 notice for the year ended December 31, 1995 was filed on February 28, 1996.

Pursuant to Rule 429, this Registration Statement relates to shares previously registered by the Registrant on Form N-1A (Reg. No. 2-
93177; 811-4108).

                    CONTENTS OF REGISTRATION STATEMENT



This Registration Statement contains the following pages and documents:

                                Front Cover
                               Contents Page
                           Cross-Reference Sheet


                                  Part A
                            Proxy Statement and
            Prospectus for JP Investment Grade Bond Fund, Inc.
                                    and
                  Prospectus for Oppenheimer Bond Fund,
              a series of Oppenheimer Variable Account Funds

                    Proxy Statement and Prospectus for
                    JP Capital Appreciation Fund, Inc.
                                    and
            Prospectus for Oppenheimer Growth Fund, a series of
                    Oppenheimer Variable Account Funds


                                  Part B

                    Statement of Additional Information


                                  Part C

                             Other Information
                                Signatures
                                 Exhibits

                                 FORM N-14
                    OPPENHEIMER VARIABLE ACCOUNT FUNDS
                           Cross Reference Sheet

Proxy Statement and Prospectus of JP Investment Grade Bond Fund,
Inc. and Prospectus of Oppenheimer Bond Fund

Part A of
Form N-14
Item No.  Proxy Statement and Prospectus Heading and/or Title of
Document
--------- ---------------------------------------------------------
------
1    (a)  Cross Reference Sheet
     (b)  Front Cover Page
     (c)  *
2    (a)  *
     (b)  Table of Contents
3    (a)  Comparative Fee Tables
     (b)  Synopsis
     (c)  Principal Risk Factors
4    (a)  Synopsis; Approval or Disapproval of the Reorganization;
               Comparison between Bond Fund and JP Fund;
          Miscellaneous
     (b)  Approval or Disapproval of the Reorganization -
          Capitalization Table
5    (a)  Registrant's Prospectus; Comparison Between Bond Fund and
          JP Fund
     (b)  *
     (c)  *
     (d)  *
     (e)  Miscellaneous
     (f)  Miscellaneous
6    (a)  Prospectus of JP Investment Grade Bond Fund, Inc.; Annual
          Report of JP Investment Grade Bond Fund, Inc.; Comparison Between Bond Fund and JP Fund
     (b)  Miscellaneous
     (c)  *
     (d)  *
7    (a)  Synopsis; Information Concerning the Meeting
     (b)  *
     (c)  Synopsis; Information Concerning the Meeting
8    (a)  Proxy Statement
     (b)  *
9         *

Part B of
Form N-14
Item No.  Statement of Additional Information Heading
--------- -------------------------------------------
10        Cover Page
11        Table of Contents
12   (a)  Registrant's Statement of Additional Information
     (b)  *
     (c)  *
13   (a)  Statement of Additional Information about JP Investment
          Grade Bond Fund, Inc.
     (b)  *
     (c)  *
14        Registrant's Statement of Additional Information;
          Statement of Additional Information about JP Investment Grade Bond Fund, Inc.; Annual Report of JP Investment Grade Bond Fund, Inc. at 12/31/95; Registrant's Annual Report at 12/31/95; Semi-Annual Report of JP Investment Grade Bond Fund, Inc. at 6/30/96; Registrant's Semi-Annual Report at 6/30/96 Proxy Statement and Prospectus of JP Capital Appreciation Fund, Inc. and Prospectus of Oppenheimer Growth Fund

Proxy Statement and Prospectus of JP Investment Grade Bond Fund,
Inc. and Prospectus of Oppenheimer Growth Fund

Part A of
Form N-14
Item No.  Proxy Statement and Prospectus Heading and/or Title of
Document
--------- ---------------------------------------------------------
------
1    (a)  Cross Reference Sheet
     (b)  Front Cover Page
     (c)  *
2    (a)  *
     (b)  Table of Contents
3    (a)  Comparative Fee Tables
     (b)  Synopsis
     (c)  Principal Risk Factors
4    (a)  Synopsis; Approval or Disapproval of the Reorganization;
               Comparison between Growth Fund and JP Fund;
          Miscellaneous
     (b)  Approval or Disapproval of the Reorganization -
          Capitalization Table
5    (a)  Registrant's Prospectus; Comparison Between Growth Fund
and JP         Fund
     (b)  *
     (c)  *
     (d)  *
     (e)  Miscellaneous
     (f)  Miscellaneous
6    (a)  Prospectus of JP Capital Appreciation Fund, Inc.; Annual
Report         of JP Capital Appreciation Fund, Inc.; Comparison
Between Growth           Fund and JP Fund
     (b)  Miscellaneous
     (c)  *
     (d)  *
7    (a)  Synopsis; Information Concerning the Meeting
     (b)  *
     (c)  Synopsis; Information Concerning the Meeting
8    (a)  Proxy Statement
     (b)  *
9         *

Part B of
Form N-14
Item No.  Statement of Additional Information Heading
--------- -------------------------------------------
10        Cover Page
11        Table of Contents
12   (a)  Registrant's Statement of Additional Information
     (b)  *
     (c)  *
13   (a)  Statement of Additional Information about JP Capital
          Appreciation   Fund, Inc.
     (b)  *
     (c)  *
14        Registrant's Statement of Additional Information;
          Statement of Additional Information about JP Capital Appreciation Fund, Inc.; Annual Report of JP Capital Appreciation Fund, Inc. at 12/31/95; Semi-Annual Report of JP Capital Appreciation Fund, Inc. at 6/30/96; Registrant's Annual Report at 12/31/95; Registrant's
Semi-Annual         Report at 6/30/96

Part C of
Form N-14
Item No.  Other Information Heading
--------- -------------------------
15        Indemnification
16        Exhibits
17        Undertakings
_______________
* Not Applicable or negative answer

INCOR                     PORATION BY REFERENCE

The following documents are hereby incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of Oppenheimer Variable Account Funds:

Part A:   Proxy Statement for JP Investment Grade Bond Fund, Inc.
and Prospectus for Oppenheimer Bond Fund - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer
Variable Account Funds dated 9/18/96.

Proxy Statement for JP Capital Appreciation  Fund, Inc. and
Prospectus for Oppenheimer Growth Fund - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer
Variable Account Funds dated 9/18/96.

     - Prospectus of Oppenheimer Variable Account Funds dated May 1, 1996, as revised October 28, 1996 and as supplemented October 28, 1996 - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Variable Account Funds dated 9/18/96.

Part B:   Statement of Additional Information - Incorporated herein
by reference to Registration Statement on Form N-14 of Oppenheimer Variable Account Funds dated 9/18/96.
                    OPPENHEIMER VARIABLE ACCOUNT FUNDS

                                 FORM N-14

                                  PART C

                             OTHER INFORMATION

Item 15.  Indemnification

 Reference is made to Article IV of Registrant's Declaration of Trust filed as Exhibit 24(b)(1) to Registrant's Registration
Statement and incorporated herein by reference.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.    Exhibits

 (1)Sixth Restated Declaration of Trust dated February 28,
1995:  Filed with Registrant's Post-Effective Amendment No. 27,
4/27/95, and incorporated herein by reference.

 (2)By-Laws, amended as of 6/26/90; Previously filed with Registrant's Post-Effective Amendment No. 25, 2/13/95, and incorporated herein by reference.

 (3)   Not applicable.

 (4)   Agreement and Plan of Reorganization:  See Exhibit A to
Part A of this Registration Statement.

 (5)(i) Oppenheimer Growth Fund specimen share certificate:
Filed with Registrant's Post-Effective Amendment No. 25, 4/29/94, and incorporated herein by reference.

   (ii) Oppenheimer Bond Fund specimen share certificate:
Filed with Registrant's Post-Effective Amendment No. 24, 4/24/94, and incorporated herein by reference.

 (6)(i) Investment Advisory Agreement for Oppenheimer Growth
Fund dated 9/1/94:  Filed with Post-Effective Amendment No. 26,
2/13/95, and incorporated herein by reference.

   (ii) Investment Advisory Agreement for Oppenheimer Bond Fund dated 9/1/94: Filed with Post-Effective Amendment No. 26, 2/13/95, and incorporated herein by reference.

 (7)   Not applicable.

 (8)   Not applicable.

 (9)  Custody Agreement between Oppenheimer Variable Account
     Funds and The Bank of New York, dated 11/12/92: Previously filed with Registrant's Post-Effective Amendment No. 21, 3/12/93, refiled with Registrant's Post-Effective Amendment No. 27, 4/27/95 pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (10)  Not Applicable.

 11.(i) Opinion and Consent of Counsel, 3/14/85: Previously filed with Registrant's Pre-Effective Amendment No. 1, 3/20/85, refiled with Registrant's Post-Effective Amendment No. 27, 4/27/95 pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (ii)Opinion and Consent of Counsel, 4/28/86: Previously filed with Registrant's Post-Effective Amendment No. 5, 8/12/86, refiled with Registrant's Post-Effective Amendment No. 27, 4/27/95 pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (iii) Opinion and Consent of Counsel, 7/31/86: Previously filed with Registrant's Post-Effective Amendment No. 5, 8/12/86, refiled with Registrant's Post-Effective Amendment No. 27, 4/27/95 pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (iv) Opinion and Consent of Counsel, 1/21/87: Previously filed with Registrant's Post-Effective Amendment No. 7, 2/6/87, refiled with Registrant's Post-Effective Amendment No. 27, 4/27/95, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (v)   Opinion and Consent of Counsel, dated July 31, 1990:
Previously filed with Registrant's Post-Effective Amendment No. 15, 9/19/90, refiled with Registrant's Post-Effective Amendment No. 27, 4/27/95 pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (vi)  Opinion and Consent of Counsel dated April 23, 1993:
Previously filed with Registrant's Post-Effective Amendment No. 22, 4/30/93, refiled with Registrant's Post-Effective Amendment No. 27, 4/27/95 pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

 (vii) Opinion and Consent of Counsel dated April 18, 1995:
Filed herewith. Previously filed with Registrant's Post-Effective Amendment No. 29, 4/22/96, and incorporated herein by reference.

 (12) Tax Opinions Relating to the Reorganizations: Filed herewith.

 (13)  Not applicable.

 (14)  (i)    Consent of Deloitte & Touche LLP:  Previously
              filed with Registrant's Registration Statement
              on Form N-14, 9/13/96, and incorporated herein
              by reference.
       (ii)   Consents of McGladrey & Pullen LLP:  Previously
filed               with Registrant's Registration Statement on
Form N-14,
 9/13/96, and incorporated herein by reference.

 (15)  Not applicable.

 (16) Powers of Attorney and Certified Board Resolution: Power of Attorney for Sam Freedman filed herewith; Powers of Attorney Previously filed (Bridget A. Macaskill) with Registrant's Post-Effective Amendment NO. 29, 4/22/96, and incorporated herein by reference and (all other Trustees) and Certified Board Resolution with Registrant's Post-Effective Amendment No. 19, 3/1/94, and incorporated herein by reference.

 (17)(i)      Declaration of Registrant under Rule 24f-2:
              Previously filed with Registrant's Registration Statement on Form N-14, 9/13/96, and incorporated herein by reference.
     (ii) Financial Data Schedules: Previously filed with Registrant's Registration Statement on Form N-14, 9/13/96, and incorporated herein by reference.

Item 17.      Undertakings

 (1)   Not applicable.

 (2)   Not applicable.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 20th day of December, 1996.

       OPPENHEIMER VARIABLE ACCOUNT FUNDS

                         By: /s/ Bridget A. Macaskill
                         ----------------------------------
                         Bridget A. Macaskill, President

As required by the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures                          Title                 Date


/s/ James C. Swain*             Chairman of the
------------------                       Board of Trustees   December 20,
1996
James C. Swain

/s/ George C. Bowen*                     Chief Financial
-------------------             and Accounting
George C. Bowen                          Officer and
                                Treasurer          December 20,
1996

/s/ Bridget A. Macaskill*       President
-----------------------                  (Principal
Bridget A. Macaskill            Executive Officer) December 20,
1996


/s/ Robert G. Avis*                      Trustee           December 20,
1996
------------------
Robert G. Avis

/s/ William A. Baker*                    Trustee                December 20,
1996
--------------------
William A. Baker

/s/ Charles Conrad, Jr.*        Trustee            December 20,
1996
-----------------------
Charles Conrad, Jr.

/s/ Sam Freedman*                        Trustee           December 20,
1996
-----------------------
Sam Freedman

/s/ Raymond J. Kalinowski*          Trustee            December 20,
1996
-------------------------
Raymond J. Kalinowski

/s/ C. Howard Kast*                 Trustee            December 20,
1996
------------------
C. Howard Kast

/s/ Robert M. Kirchner*             Trustee            December 20,
1996
----------------------
Robert M. Kirchner


/s/ Ned M. Steel*                  Trustee             December 20,
1996
----------------
Ned M. Steel


*By: /s/ Robert G. Zack
--------------------------------
Robert G. Zack, Attorney-in-Fact

                    OPPENHEIMER VARIABLE ACCOUNT FUNDS

                               EXHIBIT INDEX



Exhibit  Description
-------  -----------

16(12)   Tax Opinions Relating to the Reorganizations




MERGE\JPN600.1